Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 033-54158 and 333-115713) of our report of independent registered public accounting firm dated June 19, 2006 on the financial statements of the Quaker Chemical Corporation Retirement Savings Plan as of and for each of the two years in the periods ended December 31, 2005 and 2004, included in Quaker Chemical Corporation Retirement Savings Plan’s Annual Report on Form 11-K for the year ended December 31, 2005.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania

June 27, 2006